                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*



                         FITZGERALDS GAMING CORPORATION
                         ------------------------------
                                (Name of Issuer)




                           COMMON STOCK $.01 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                    338271109
                                 --------------
                                 (CUSIP Number)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                     ----------------------

CUSIP NO.  338271109             SCHEDULE 13G               PAGE 2 OF 3 PAGES

--------------------                                     ----------------------


------- ------------------------------------------------------------------------
        NAME OF REPORTING PERSON
  1     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Turk, Jerome H.
        SS ####-##-####
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.
---------------------- ---- ----------------------------------------------------
                        5   SOLE VOTING POWER

      NUMBER OF             0
                       ---- ----------------------------------------------------
                        6   SHARED VOTING POWER
 SHARES BENEFICIALLY
      OWNED BY              0
                       ---- ----------------------------------------------------
   EACH REPORTING       7   SOLE DISPOSITIVE POWER
     PERSON WITH
                            0
                       ---- ----------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            0
------- ------------------------------------------------------------------------
  9     AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         [ ]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
------- ------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                     ----------------------

CUSIP NO.  338271109             SCHEDULE 13G              PAGE 3 OF 3 PAGES

--------------------                                     ----------------------


                              EXPLANATORY STATEMENT

This Amendment No. 3 amends, pursuant to Rule 13d-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Statement on Schedule 13G filed by Jerome H. Turk ("Turk"), dated March 26, 1997, as amended by Amendment No. 1 filed February 12, 1998 and Amendment No. 2 filed February 8, 1999 (collectively, the "Schedule 13G"), with respect to the common stock, par value $.01 per share (the "Common Stock"), of Fitzgeralds Gaming Corporation, a Nevada corporation (the "Issuer"). Unless otherwise indicated, capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Schedule 13G.

ITEM 4.  OWNERSHIP.

        Item 4 is hereby amended and restated as follows:

        On December 31, 1999, Mr. Turk sold all of the shares of the Company's Common Stock held by him and, accordingly, as of December 31, 1999, Mr. Turk beneficially owned no shares of the Issuer's Common Stock.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of the securities, check the following [X].

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




         January 6, 2000                      /s/ JEROME H. TURK
         -----------------                    ---------------------------------
               Date                           Jerome H. Turk